================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                                (AMENDMENT NO. 1)
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


          Date of Report (Date of earliest event reported) July 6,1999



                           Silicon Valley Group, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                      0-11348                  94-2264681
----------------------------    ------------------------     -------------------
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
      of incorporation)                                      Identification No.)


     101 Metro Drive, Suite 400, San Jose, California             95110
     ------------------------------------------------           ----------
         (Address of principal executive offices)               (Zip Code)


                                 (408) 441-6700
               --------------------------------------------------
              (Registrant's telephone number, including area code)

The undersigned registrant hereby amends Item 7 of its Current Report on Form 8-K filed with the Commission on July 16, 1999 as set forth in the pages attached hereto.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION, AND EXHIBITS

(a)  Financial statements of business acquired.

     The following audited consolidated financial statements are included herein:

     Independent Auditors' Report

     Consolidated Balance Sheets as of December 31, 1998 and 1997

     Consolidated Statements of Operations, Invested Equity and Comprehensive Income (Loss) for the years ended December 31, 1998, 1997, and 1996

     Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997, and 1996

     Notes to Consolidated Financial Statements for the years ended December 31, 1998, 1997, and 1996

     The following unaudited consolidated financial statements are included herein:

     Unaudited Consolidated Balance Sheet as of June 30, 1999

     Unaudited Consolidated Statements of Operations, Invested Equity and Comprehensive Income for the six months ended June 30, 1999 and 1998

     Unaudited Consolidated Statements of Cash Flows for the six months ended June 30, 1999 and 1998

     Notes to Unaudited Consolidated Financial Statements for the six months ended June 30, 1999 and 1998

(b)  Pro forma financial information.

     The following pro forma combined consolidated financial statements are included herein:

     Introduction  to Unaudited  Pro Forma  Financial  Statements

     Unaudited Pro Forma Combined Consolidated Balance Sheet as of June 30, 1999

     Unaudited Pro Forma Combined Consolidated Statement of Operations for the year ended September 30, 1998 and for the nine months ended June 30, 1999

     Notes to Unaudited Pro Forma Combined Consolidated Financial Information

(c)  Exhibits.

     Pursuant to Item 601 of Regulation S-K, the following exhibits are filed herewith:

     2.1 Securities Purchase Agreement dated April 30, 1999 by and between Registrant and Watkins-Johnson Company.*

     2.2 Amendment No. 1 to the Securities Purchase Agreement dated July 2, 1999, by and between Registrant and Watkins-Johnson Company.*

     2.3 Escrow Agreement, dated July 6, 1999, by and among the Registrant, Watkins-Johnson Company and U.S. Bank Trust, National Association.*

------------
* Exhibit previously filed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        SILICON VALLEY GROUP, INC.


                                        ----------------------------------------
                                                     (Registrant)



Dated: September 17, 1999                  By: /s/ Papken S. Der Torossian
                                            ------------------------------------
                                            Papken S. Der Torossian
                                            Chief Executive Officer and
                                            Chairman of the Board


Dated: September 17, 1999                  By: /s/ Russell G. Weinstock
                                            ------------------------------------
                                            Russell G. Weinstock
                                            Vice President Finance and
                                            Chief Financial Officer

ITEM 7(a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

INDEPENDENT AUDITORS' REPORT
To the Board of Directors of Watkins-Johnson Company:

We have audited the accompanying consolidated balance sheets of the Semiconductor Equipment Group and subsidiaries (the "Group") of Watkins-Johnson Company, as of December 31, 1998 and 1997 and the related consolidated statements of operations, invested equity and comprehensive income (loss) and cash flows for the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the management of Watkins-Johnson Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

The Group is a business segment of Watkins-Johnson Company; consequently, as indicated in Note 1, these financial statements have been derived from the consolidated financial statements and accounting records of Watkins-Johnson Company, and reflect significant assumptions and allocations. Moreover, as indicated in Note 1, the Group relies on Watkins-Johnson Company for administrative, management and other services. The reported financial position, results of operations and cash flows of the Group could differ from those that would have resulted had the Group operated autonomously or as an entity independent of Watkins-Johnson Company.


Deloitte & Touche LLP
San Jose, California
August 5, 1999

SEMICONDUCTOR EQUIPMENT GROUP OF
WATKINS-JOHNSON COMPANY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1998 AND 1997 (IN THOUSANDS)
--------------------------------------------------------------------------------
ASSETS                                                  1998              1997
CURRENT ASSETS:
  Receivables, net                                   $  12,354         $  22,894
  Inventories                                           13,664            34,184
  Deferred taxes                                        19,925            15,861
  Other                                                  2,423             3,312
                                                     ---------         ---------
           Total current assets                         48,366            76,251

PROPERTY PLANT AND EQUIPMENT:
  Land                                                   7,978             9,022
  Building                                              25,210            48,761
  Machinery and equipment                               38,616            54,246
                                                     ---------         ---------
                                                        71,804           112,029
  Accumulated depreciation and amortization            (32,756)          (40,080)
                                                     ---------         ---------
           Property, plant and equipment, net           39,048            71,949
                                                     ---------         ---------
OTHER ASSETS                                                27                51
                                                     ---------         ---------
TOTAL ASSETS                                         $  87,441         $ 148,251
                                                     =========         =========
LIABILITIES AND INVESTED EQUITY

CURRENT LIABILITIES:
  Accounts payable                                   $   6,019         $  10,647
  Accrued salaries and profit sharing                    1,960             2,891
  Accrued vacation                                       1,439             2,495
  Provision for warranty                                 6,292            13,423
  Accrued payroll, property and other taxes              6,583             5,633
  Accrued expenses - other                               3,391             4,442
  Income tax payable                                     4,501             4,050
                                                     ---------         ---------
           Total current liabilities                    30,185            43,581

LONG-TERM OBLIGATIONS                                   24,090            22,701

COMMITMENTS AND CONTINGENCIES (Note 5)

INVESTED EQUITY                                         33,166            81,969
                                                     ---------         ---------
TOTAL LIABILITIES AND INVESTED EQUITY                $  87,441         $ 148,251
                                                     =========         =========

See notes to consolidated financial statements.

SEMICONDUCTOR EQUIPMENT GROUP OF
WATKINS-JOHNSON COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS, INVESTED EQUITY AND
COMPREHENSIVE INCOME (LOSS)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 (IN THOUSANDS)
-------------------------------------------------------------------------------------------------------------
                                                                   1998              1997              1996
SALES                                                           $  96,981         $ 186,454         $ 272,436

COST AND EXPENSES:
  Cost of goods sold                                               80,328           131,117           176,614
  Cost of goods sold-write down of discontinued products           13,720                --                --
  Selling and administrative                                       24,754            32,180            40,976
  Restructuring charges                                            24,590                --                --
  Research and development                                         28,010            27,321            39,190
  Corporate allocations                                             6,575             9,164             8,444
                                                                ---------         ---------         ---------
           Total operating expenses                               177,977           199,782           265,224

INCOME (LOSS) FROM OPERATIONS                                     (80,996)          (13,328)            7,212

OTHER INCOME (EXPENSE) -- Net                                       1,029              (773)              497

INTEREST EXPENSE                                                     (567)             (630)               --
                                                                ---------         ---------         ---------
INCOME (LOSS) BEFORE INCOME TAXES                                 (80,534)          (14,731)            7,709

INCOME TAX BENEFIT (EXPENSE)                                       26,056             5,733            (2,695)
                                                                ---------         ---------         ---------
NET INCOME (LOSS)                                                 (54,478)           (8,998)            5,014

FOREIGN CURRENCY TRANSLATION ADJUSTMENTS                           (1,385)             (301)             (294)
                                                                ---------         ---------         ---------
COMPREHENSIVE INCOME (LOSS)                                       (55,863)           (9,299)            4,720

INVESTED EQUITY, Beginning of period                               81,969           124,277           125,121

TRANSFER OF BUILDING TO CORPORATE                                  (6,767)               --                --

ADDITION (DEDUCTION) IN INVESTED EQUITY                            13,827           (33,009)           (5,564)
                                                                ---------         ---------         ---------
INVESTED EQUITY, End of period                                  $  33,166         $  81,969         $ 124,277
                                                                =========         =========         =========

See notes to consolidated financial statements.

SEMICONDUCTOR EQUIPMENT GROUP OF
WATKINS-JOHNSON COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 (In thousands)
----------------------------------------------------------------------------------------------------------------
                                                                         1998            1997              1996
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                   $(54,478)        $ (8,998)        $  5,014
  Reconciliation to net cash provided (used) by operating
    activities:
    Depreciation and amortization of property, plant
      and equipment                                                     11,512            9,758            6,674
    Loss on disposal of assets                                           4,030            5,081               52
    Noncash restructuring charges                                       36,285               --               --
    Deferred taxes                                                      (4,065)          (3,771)          (3,987)
    Net changes in operating assets and liabilities:
      Receivables, net                                                  11,058           24,002           11,764
      Inventories                                                        7,161            6,698           13,689
      Advances on contracts                                                411               --           (1,669)
      Provision for warranties                                          (7,131)          (1,793)           6,623
      Other current assets                                               1,188              (19)            (930)
      Accrued expenses and payables                                     (8,682)           8,996           (1,539)
                                                                      --------         --------         --------
           Net cash provided by (used in) operating activities          (2,711)          39,954           35,691
                                                                      --------         --------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment                            (9,245)         (12,025)         (46,261)
  Proceeds on asset retirements and other                                  383               --               --
  Restricted plant construction funds                                       --            3,738           (3,738)
                                                                      --------         --------         --------
           Net cash used in investing activities                        (8,862)          (8,287)         (49,999)
                                                                      --------         --------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowing on long-term debt                                               --            2,192           30,241
  Payments on long-term borrowings                                        (544)          (1,530)         (10,074)
  Increase (decrease) in invested equity                                13,827          (33,009)          (5,564)
                                                                      --------         --------         --------
           Net cash provided (used) by financing activities             13,283          (32,347)          14,603
                                                                      --------         --------         --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                 (1,710)             680             (295)
                                                                      --------         --------         --------
NET CHANGE IN CASH:
  CASH, Beginning of year                                                   --               --               --
                                                                      --------         --------         --------
  CASH, End of year                                                   $     --         $     --         $     --
                                                                      ========         ========         ========
NONCASH  ACTIVITIES -
  Transfer of building to Corporate                                   $  6,767         $     --         $     --
                                                                      ========         ========         ========

See notes to consolidated financial statements.

                        SEMICONDUCTOR EQUIPMENT GROUP OF
                             WATKINS-JOHNSON COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

1.   BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND DESCRIPTION OF BUSINESS -- The Semiconductor Equipment Group (the Group) is a business segment of Watkins-Johnson Company ("WJ" or the "Company"). The Group designs, develops, manufactures and services semiconductor equipment used to deposit thin dielectric films by using the process of atmospheric-pressure chemical-vapor-deposition (APCVD).

     BASIS OF PRESENTATION -- The accompanying consolidated financial statements have been derived from the accounting records of WJ. The accompanying consolidated financial statements reflect the assets, liabilities, revenue and expenses directly attributable to the Group as well as allocations deemed reasonable by management to present the financial position, results of operations and cash flows of the Group on a stand-alone basis. Although management is unable to estimate the actual costs that would have been incurred if the services performed by WJ had been purchased from independent third parties, the allocation methodologies have been described within the respective footnotes, where applicable, and management considers the allocations to be reasonable. However, the financial position, results of operations and cash flows of the Group may differ from those that would have been achieved had the Group operated autonomously or as an entity independent of WJ.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include those of the Group and its subsidiaries after elimination of intercompany balances and transactions.

     REVENUE RECOGNITION AND RECEIVABLES -- Revenues are recorded upon shipment. Estimated product warranty costs are accrued at the time of shipment.

     CONCENTRATION OF CREDIT RISK -- Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables.

     FOREIGN CURRENCY TRANSLATION -The functional currency for all foreign operations is the U.S. dollar, with the exception of the Group's subsidiary located in Japan, which uses the local functional currency. Gains or losses which result from the process of remeasuring foreign currency financial statements and transactions into U.S. dollars are included in other income (expense). For the Japanese subsidiary, the cumulative translation adjustments are recorded directly in invested equity. The Group incurred net translation gains of approximately $0.1 million in 1998 and net translation losses of $1.4 million in 1997, resulting primarily from its Asia-Pacific subsidiaries.

     FORWARD EXCHANGE CONTRACTS -- The Group enters into forward exchange contracts to hedge sales transactions and firm commitments denominated in foreign currencies. Gains and losses on the forward contracts are recognized based on changes in exchange rates, as are offsetting foreign exchange gains and losses on the underlying transactions. At December 31, 1998 and 1997, the Group had forward exchange contracts to sell Japanese Yen with a market value of approximately $14.1 million and $12.4 million, respectively for a contract amount of $13.8 million and $12.8 million, respectively. At

                        SEMICONDUCTOR EQUIPMENT GROUP OF
                             WATKINS-JOHNSON COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

     December 31, 1998 and 1997, the Group had forward exchange contracts to purchase Japanese Yen with a market value of approximately $6.0 million and $1.7 million, respectively, for a contract amount of $5.9 million and $1.8 million, respectively. All such contracts mature within one year.

     INVENTORIES -- Inventories are stated at the lower of cost, using first-in, first-out and average-cost basis, or market. Cost of inventory items is based on purchase and production cost.

     PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. Provision for depreciation and amortization is primarily based on straight-line methods.

     ACCRUED EXPENSES -- Certain accrued expenses have been allocated to the Group based on the ratio of total sales, property or employees the Group bears to the respective totals of the Company. In the opinion of management, the liabilities allocated to the Group as of December 31, 1998 and 1997 are reasonable.

     DEFERRED COMPENSATION -- WJ has deferred compensation plans covering selected members of the Group's management and key technical employees. Substantially all these plans were terminated as of December 31, 1998, and the balances relating to the Group classified as currently payable.

     STOCK-BASED COMPENSATION -- The Group accounts for stock-based compensation using WJ's stock under the intrinsic value method as defined in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25).

     RESEARCH AND DEVELOPMENT (R&D) COSTS incurred by the Group are accumulated on an identified project basis. Company-sponsored R&D projects related to the Group are included in expense in the period incurred.

     ALLOCATED EXPENSES -- Certain overhead, selling, administrative and corporate expenses represent an allocation of the Group's operating expenses and include payroll and charges for office space, which the Group shares with WJ. These costs have been allocated to the Group based on various allocation factors which, in the opinion of management, are reasonable.

     Corporate support costs such as treasury, cash management, accounting, financial management, legal, public relations, information systems, human resources, telecommunications, and support services are allocated to the Group based primarily on the estimated level of services provided, which management believes to be reasonable. However, such amounts may not be the same as would have been incurred had the Group operated autonomously or as a combined entity independent of WJ.

     INCOME TAXES -- The Group's results are included in the consolidated federal and state tax returns of WJ and its affiliates. WJ allocates income tax benefits to the Group based on its contribution to the taxable income or loss of WJ. The combined consolidated financial statements include provisions for deferred income taxes using the liability method for transactions that are reported in one period for financial accounting purposes and in another for income tax purposes. Deferred tax assets have been recognized based on the realizability determination of WJ.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. In addition to the allocation of corporate and Group expenses described above, the most significant assumptions and estimates relate to allowance for bad debts, inventory obsolescence and warranty provisions. Actual results could differ from those estimates.

                        SEMICONDUCTOR EQUIPMENT GROUP OF
                             WATKINS-JOHNSON COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

2.   RECEIVABLES

     Receivables at December 31 consist of the following (in thousands):

                                                            1998               1997
     Trade                                               $ 14,275           $ 25,044
     Less allowance for doubtful accounts                  (1,921)            (2,150)
                                                         --------           --------
     Receivables, net                                    $ 12,354           $ 22,894
                                                         ========           ========


3.   INVENTORIES

     Inventories at December 31 consist of the following (in thousands):

                                                          1998                  1997
     Finished goods                                     $ 2,085               $ 8,103
     Work-in-progress                                     8,787                12,541
     Raw materials                                        2,792                13,540
                                                        -------               -------
     Inventories                                        $13,664               $34,184
                                                        =======               =======


     During 1998, the Group incurred a charge of approximately $13.7 million, included in cost of sales, for the write-down of discontinued products (see
     Note 10).


4.   LONG-TERM OBLIGATIONS

     Long-term borrowings consist of three unsecured loans used for the Group's land, building and equipment located in Kawasaki, Japan. The loans are denominated in Yen. Approximately $6.8 million is payable in monthly installments through the year 2011, which bears interest at 2.5%. Approximately $11.7 million and $1.7 million require a balloon payment due in the year 2006 and 2007, respectively, which bear interest at 3.1% and 2.2%, respectively, payable semiannually.

     ENVIRONMENTAL REMEDIATION -- As discussed in Note 5, WJ is obligated to remediate groundwater contamination at its Scotts Valley facility. Included in long-term obligations is approximately $4 million related to estimated remediation actions and clean-up costs.

     LEASES -- The Group has noncancellable operating leases for plant facilities and equipment expiring through the year 2004. These leases may be renewed for various periods after the initial term.

     Payment obligations under existing operating leases as of December 31, 1998 are as follows (in thousands):

     1999                                                                     $1,093
     2000                                                                        823
     2001                                                                        478
     2002                                                                        310
     2003                                                                         24
     Remaining years                                                              13
                                                                              ------
     Total                                                                    $2,741
                                                                              ======

                        SEMICONDUCTOR EQUIPMENT GROUP OF
                             WATKINS-JOHNSON COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

     Rent expense included in continuing operations for property and equipment relating to operating leases is as follows (in thousands):

                                             1998              1997              1996
     Real property                         $  608            $2,321            $2,221
     Equipment                                615               448               365
                                           ------            ------            ------
                                           $1,223            $2,769            $2,586
                                           ======            ======            ======


5.   ENVIRONMENTAL REMEDIATION AND OTHER CONTINGENCIES

     The Group's Scotts Valley, California facility is subject to an environmental remediation plan being monitored by various regulatory agencies. WJ recorded a provision for estimated remediation actions and cleanup costs related to the facility in 1991, and no additional provisions have been made by the Company, nor are any charges relating to such remediation included in the Group's combined statements of operations for the year ended December 31, 1998. Management of WJ believes the accrual of $4.0 million as of December 31, 1998 remains adequate based on facts known at that time. However, changes in environmental regulations, improvements in cleanup technology and discovery of additional information concerning this site could affect estimated costs in the future. This liability is included in long-term obligations in the Group's consolidated balance sheet. Expenditures charged against the provision totaled $140,000, $173,000 and $202,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

     The Group is involved in various other legal actions which management believes should not have a material impact on the Group's results of operations, cash flows, and financial position.

6.   OPTION PLANS

     STOCK OPTION PLANS -- Employees of the Group participate in the stock option plans of WJ. The employee stock option plan provides for grants of nonqualifying and incentive stock options to certain key employees and officers. The options are granted at the market price on date of grant and expire on the tenth anniversary date. One-third of the options granted are exercisable in each of the third, fourth and fifth succeeding years. The plan allows those employees who are subject to the insider trading restrictions certain limited rights to receive cash in the event of a change in control.

     As discussed in Note 1, the Group applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had compensation cost for the WJ stock option plans been determined based upon the fair value at the grant date for awards under these plans, and amortized over the vesting period of the awards consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Group's pro forma consolidated net (loss) income for the years ended December 31, 1998, 1997 and 1996 would have been $(55.2) million, $(9.9) million and $3.8 million, respectively.

                        SEMICONDUCTOR EQUIPMENT GROUP OF
                             WATKINS-JOHNSON COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

     The weighted average fair value of options calculated on the date of grant using the Black-Scholes option-pricing model along with the weighted average assumptions used are as follows:

                                                                      1998          1997          1996
     Fair value per share under option plan                          $ 7.70        $ 8.02        $ 7.96

     Dividend yield                                                     2.1%          1.2%          1.5%

     Volatility                                                        41.7%         38.1%         37.5%

     Risk free interest rate at time of grant                           5.4%          6.1%          6.2%

     Expected term to exercise (in months from the vest date)           4.9           4.5           3.5


     The Company's calculations are based on a multiple option valuation approach, and forfeitures are recognized as they occur.

7.   INCOME TAXES

     The components of income (loss) from operations before federal, state and foreign income taxes as of December 31 consist of the following (in thousands):

                                       1998                1997                1996
     U.S.                            $(74,374)           $(18,099)           $  4,980
     Foreign                           (6,160)              3,368               2,729
                                     --------            --------            --------
     Total                           $(80,534)           $(14,731)           $  7,709
                                     ========            ========            ========

     The provision (benefit) for federal, state and foreign taxes as of December 31 on loss from operations consists of the following (in thousands):

                                         1998              1997                1996
     Current:
       Federal                        $(22,557)          $ (3,846)          $  4,845
       State                                59                 13                405
       Foreign                             507              1,871              1,432
                                      --------           --------           --------
     Total current                     (21,991)            (1,962)             6,682

     Deferred:
       Federal                          (3,421)            (3,309)            (3,587)
       State                              (644)              (462)              (400)
                                      --------           --------           --------
     Total deferred                     (4,065)            (3,771)            (3,987)
                                      --------           --------           --------
     Total                            $(26,056)          $ (5,733)          $  2,695
                                      ========           ========           ========

                        SEMICONDUCTOR EQUIPMENT GROUP OF
                             WATKINS-JOHNSON COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

     Deferred tax assets (liabilities) consist of the following at December 31 (in thousands):

                                                        1998             1997             1996
     NOL and credit carryovers                      $  8,397         $     --         $     --
     Inventory reserves                                5,171            4,488            3,676
     Bad debt reserves                                   749              484              262
     Other reserves                                    5,915            7,493            5,876
     Compensation                                        653            1,176              713
     Other                                               433            5,577            4,465
                                                    --------         --------         --------
     Gross deferred tax assets                        21,318           19,218           14,992
     Deferred tax liabilities - depreciation          (1,393)          (3,357)          (2,902)
                                                    --------         --------         --------
     Net deferred tax assets                        $ 19,925         $ 15,861         $ 12,090
                                                    ========         ========         ========

     Federal and state operating loss carryforwards attributable to the Group included in the returns of WJ total approximately $10.0 million and $4.4 million, respectively, which expire through the year 2019. In addition, federal and state tax credit carryforwards attributable to the Group total approximately $3.4 million and $0.6 million, respectively, and relate primarily to research credits. These tax credit carryforward benefits expire through the year 2019. In the event of a change in control, utilization of net operating loss carryforwards and credit carryforwards are subject to reattribution to WJ and other limitations provided by the Internal Revenue Code.

     The differences between the effective income tax (benefit) rate and the statutory federal income tax (benefit) rate at December 31 are as follows:

                                                    1998            1997            1996
     Statutory federal tax rate                    (35.0)%         (35.0)%          34.0%
     State taxes, net of federal benefit            (1.2)           (3.0)            0.1
     Foreign taxes                                   3.3             4.7             6.5
     Other                                           0.5            (5.6)           (5.6)
                                                  ------          ------          ------
     Effective tax (benefit) rate                  (32.4)%         (38.9)%          35.0%
                                                  ======          ======          ======


8.   EMPLOYEE BENEFIT PLANS

     The WJ Employees' Investment Plan conforms to the requirements of the Employee Retirement Income Security Act of 1974 (ERISA) and the Internal Revenue Code as a qualified defined contribution plan. The Plan covers substantially all employees of the Group and for 1998, 1997 and 1996 provided that the Company match employees' 401(k) salary deferrals up to 3% of eligible employee compensation. The amount charged to the Group's results of operations was $943,000, $1,019,000 and $1,047,000 in 1998, 1997
     and 1996, respectively.

     The WJ Employee Stock Ownership Plan (ESOP) was established to encourage employee participation and long-term ownership of WJ stock and covers substantially all employees of the Group. The Board determines each year's contribution depending on the performance and financial condition for WJ. The Board approved a contribution equal to 1% of eligible employee compensation for 1998, 1997 and 1996, which resulted in charges of $170,000, $327,000 and $315,000, respectively, to the Group's results of operations. The ESOP is a qualified defined contribution plan under ERISA and the Internal Revenue Code.

                        SEMICONDUCTOR EQUIPMENT GROUP OF
                             WATKINS-JOHNSON COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

9.   SIGNIFICANT CUSTOMERS AND GEOGRAPHIC INFORMATION

     One customer represented 11% and 14% of Group sales in 1998 and 1996, respectively. Two customers represented 13% and 10% of Group sales in 1997. Another customer represented 11% and 17% of Group sales in 1996.

     Sales to unaffiliated customers by geographic area are as follows for the year ended December 31:

                                                   1998            1997            1996
                                                              (IN THOUSANDS)
     United States                               $ 42,274        $ 78,779        $ 78,944
     Export sales from the United States:
       Europe                                         761           6,017          28,781
       Japan                                       10,629          22,584          65,857
       Korea                                        4,291          27,771          51,739
       Other Asia-Pacific countries                 6,967          11,473          34,070
       Other                                           17             141              25
     Europe                                        21,429          30,872           4,947
     Japan                                          4,510           2,742           3,312
     Other Asia-Pacific countries                   6,103           6,075           4,761
                                                 --------        --------        --------
     Total                                       $ 96,981        $186,454        $272,436
                                                 ========        ========        ========

     Operating profit (loss) and year-end long-lived assets by geographic area are as follows at December 31 (in thousands):

                                             1998             1997             1996
     Operating profit (loss):
       United States                       $(75,605)        $(18,061)        $  3,815
       Europe                                   300            3,270            1,358
       Japan                                 (6,376)             185              840
       Other Asia-Pacific countries             685            1,278            1,199
                                           --------         --------         --------
     Total                                 $(80,996)        $(13,328)        $  7,212
                                           ========         ========         ========
     Year-end long-lived assets:
       United States                       $ 22,648         $ 49,055         $ 53,039
       Europe                                    85              178              297
       Japan                                 16,001           22,186           23,335
       Other Asia-Pacific countries             314              530              541
                                           --------         --------         --------
     Total                                 $ 39,048         $ 71,949         $ 77,212
                                           ========         ========         ========

                        SEMICONDUCTOR EQUIPMENT GROUP OF
                             WATKINS-JOHNSON COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

10.  DISCONTINUED PRODUCT LINES AND RELATED RESTRUCTURING CHARGES

     During the third quarter of 1998, the Group restructured its operations to focus on its core atmospheric-pressure chemical-vapor-deposition (APCVD) operations by discontinuing efforts on its high-density-Plasma initiative. Inventory, demo equipment, and specialized fixed assets associated with this discontinued product were written down in the restructuring. As a result, the Group reduced its global work force and downsized its operations. The Group recorded charges of $38.3 million related to facilities and fixed assets, inventory, severance and other exit costs as follows:

                                                 ACCRUED SEVERANCE,      WRITE DOWN
                                                   BENEFITS, AND     OF FACILITIES AND   WRITE DOWN OF
                 (IN THOUSANDS)                     OTHER COSTS         FIXED ASSETS       INVENTORY
     Restructuring provision                           $ 3,473             $21,117           $13,720
                                                                           =======           =======
     Amounts paid                                       (1,997)
                                                       -------
     Balance at December 31, 1998                      $ 1,476
                                                       =======

     Included in the third-quarter 1998 asset write-downs is an approximately $6.0 million charge related to the Group's facility in Japan, which was written down to fair market value in accordance with SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of." A portion of this facility is being leased to a tenant.

     The Group anticipates that substantially all accrued severance and benefits will be paid within a year.

11.  SUBSEQUENT EVENTS

     On March 4, 1999, WJ signed a non-binding letter of intent to sell the Group (exclusive of its high-density-plasma and certain other discontinued products) to Silicon Valley Group, Inc. (SVG). On July 6, 1999, WJ completed the sale of the Group to SVG.

     On March 31, 1999, WJ sold the Group's high-density-plasma technology to Applied Materials, Inc. for cash of $12 million.

                                     * * * *

SEMICONDUCTOR EQUIPMENT GROUP OF
WATKINS-JOHNSON COMPANY


CONSOLIDATED BALANCE SHEET
JUNE 30, 1999 (IN THOUSANDS)                            (UNAUDITED)
-------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
   Receivables, net                                      $  45,376
   Inventories                                               7,608
   Deferred tax asset                                       19,925
   Other                                                     1,599
                                                         ---------

        Total current assets                                74,508

PROPERTY PLANT AND EQUIPMENT:
   Land                                                      7,615
   Building                                                 24,901
   Machinery and equipment                                  36,295
                                                         ---------
                                                            68,811
   Accumulated depreciation and amortization               (33,963)
                                                         ---------

   Property, plant and equipment, net                       34,848

OTHER ASSETS                                                    --
                                                         ---------
TOTAL ASSETS                                             $ 109,356
                                                         =========


LIABILITIES AND INVESTED EQUITY
CURRENT LIABILITIES:
   Accounts payable                                      $   5,942
   Accrued salaries and profit sharing                       5,305
   Accrued vacation                                          1,943
   Provision for warranty                                    7,076
   Accrued payroll, property and other taxes                 5,632
   Accrued expenses-other                                    2,350
   Income tax payable                                        6,241
                                                         ---------

   Total current liabilities                                34,489

LONG-TERM BORROWINGS                                        22,772

INVESTED EQUITY                                             52,095
                                                         ---------

TOTAL LIABILITIES AND INVESTED EQUITY                    $ 109,356
                                                         =========

            See Notes to Unaudited Consolidated Financial Statements

SEMICONDUCTOR EQUIPMENT GROUP OF
WATKINS-JOHNSON COMPANY

CONSOLIDATED STATEMENT OF OPERATIONS, INVESTED EQUITY AND
COMPREHENSIVE INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 1999                                        (UNAUDITED)
-----------------------------------------------------------------------------------------
                                                               SIX MONTHS ENDED JUNE 30,
                                                                  1999            1998
SALES                                                           $ 72,773        $ 65,620

COST AND EXPENSES:
  Cost of goods sold                                              46,843          44,735
  Selling and administrative                                       9,365          14,577
  Research and development                                         9,349          15,240
  Corporate allocations                                            2,200           3,903
                                                                --------        --------

           Total operating expenses                               67,757          78,455

INCOME (LOSS) FROM OPERATIONS                                      5,016         (12,835)

OTHER INCOME (EXPENSE) - Net                                         (83)            173

INTEREST EXPENSE                                                    (286)           (286)
                                                                --------        --------

INCOME (LOSS) BEFORE INCOME TAXES                                  4,647         (12,948)

INCOME TAX BENEFIT (EXPENSE)                                        (836)          4,333
                                                                --------        --------

NET INCOME (LOSS)                                                  3,811          (8,615)

FOREIGN CURRENCY TRANSLATION
  ADJUSTMENTS                                                        172            (259)
                                                                --------        --------

COMPREHENSIVE INCOME                                               3,983          (8,874)

INVESTED EQUITY, Beginning of period                              33,166          81,969

TRANSFER OF BUILDING TO CORPORATE                                     --          (6,767)

ADDITION IN INVESTED EQUITY                                       14,946          19,563
                                                                --------        --------

INVESTED EQUITY, End of period                                  $ 52,095        $ 85,891
                                                                ========        ========

            See Notes to Unaudited Consolidated Financial Statements

SEMICONDUCTOR EQUIPMENT GROUP OF
WATKINS-JOHNSON COMPANY


CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)
FOR THE SIX MONTHS ENDED JUNE 30, 1999   AND 1998                                          (UNAUDITED)
------------------------------------------------------------------------------------------------------
                                                                                  SIX MONTHS ENDED
                                                                                     JUNE 30,
                                                                             1999               1998
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Income                                                             $  3,811          $  (8,615)
     Reconciliation to net cash used in operating activities:
         Depreciation and amortization of property, plant
           and equipment                                                       3,598              5,457
         Loss on disposal of assets                                              147                 85
         Noncash restructuring charges                                         1,143                  0
         Deferred taxes                                                            0             (4,064)
         Net changes in operating assets and liabilities:
              Receivables, net                                               (33,156)               590
              Inventories                                                      5,896              3,895
              Advances on contracts                                             (411)                 0
              Provision for warranties                                           784             (2,820)
              Other current assets                                               762                999
              Accrued expenses and payables                                    2,876             (6,056)
                                                                            --------           --------
              Net cash used in operating activities                          (14,550)           (10,529)
                                                                            --------           --------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to property, plant and equipment                                 (493)            (8,684)
     Proceeds on asset retirements and other                                     184                  0
                                                                            --------           --------

              Net cash used in investing activities                             (309)            (8,684)
                                                                            --------           --------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on long-term borrowings                                           (296)              (289)
     Increase in invested equity                                              14,946             19,563
                                                                            --------           --------

              Net cash provided by financing activities                       14,650             19,274
                                                                            --------           --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                          209                (61)
                                                                            --------           --------
NET CHANGE IN CASH:
     CASH, Beginning of year                                                       0                  0
                                                                            --------           --------
     CASH, End of year                                                      $      0           $      0
                                                                            ========           ========
NONCASH ACTIVITIES -
     Transfer of building to Corporate                                      $     --           $  6,767
                                                                            ========           ========

            See Notes to Unaudited Consolidated Financial Statements

Notes to Unaudited Consolidated Financial Statements for the six months ended June 30, 1999 and 1998
--------------------------------------------------------------------------------

Note 1. Basis of Presentation

The unaudited consolidated interim financial statements included herein have been prepared by Management, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted as permitted by such rules and regulations. Management believes the disclosures included herein are adequate; however, these consolidated interim financial statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 1998, included elsewhere in this Form 8-K/A.

In the opinion of Management, these unaudited consolidated financial statements of the Semiconductor Equipment Group of Watkins-Johnson Company ("SEG") contain all of the adjustments necessary to present fairly the financial position of SEG at June 30, 1999, the results of operations, and the changes in shareholders' equity and cash flows for the periods presented. The results of operations for the periods presented may not be indicative of those which may be expected for the full year.

Note 2. Environmental Remediation and Other Contingencies

The Scotts Valley, California facility of SEG is subject to an environmental remediation plan being monitored by various regulatory agencies. SEG recorded a provision for estimated remediation actions and cleanup costs related to the facility in 1991, and no additional provisions have been made, nor are any charges relating to such remediation included in SEG's consolidated statements of operations for the six months ended June 30, 1999 and June 30, 1998. Management believes the accrual of $4.0 million as of June 30, 1999 remains adequate based on facts known at that time. However, changes in environmental regulations, improvements in cleanup technology and discovery of additional information concerning this site could affect estimated costs in the future. This liability is included in long-term obligations in SEG's consolidated balance sheet. Expenditures charged against the provision totaled $51,000 and $62,000 for the six months ended June 30, 1999 and 1998, respectively.

Note 3. Discontinued Product Lines and Related Restructuring Charges

During the third quarter of 1998, SEG recorded restructuring and related charges of $38.3 million related to facilities and fixed assets, inventory, severance and other exit costs. The charges resulted from SEG restructuring its operations to focus on its core atmospheric-pressure chemical-vapor-deposition (APCVD) operations by discontinuing efforts on its high-density-Plasma initiative.

Charges to the restructuring accrual during the six months ended June 30, 1999 (in thousands):

                                                   Accrued Severance
                                                  Benefits, and Other
                                                         Costs
                                                  -------------------
     Balance at December 31, 1998                      $ 1,476

     Incurred to date                                   (1,143)
                                                       -------

     Balance at June 30, 1999                          $   333
                                                       =======

Management anticipates that substantially all accrued severance and benefits will be paid within a year.

Note 4. Subsequent Events

On July 6, 1999, the business of SEG was sold to Silicon Valley Group, Inc. for an initial cash payment of approximately $9.0M to be adjusted based upon the final closing balance sheet as of July 2, 1999.

ITEM 7 (b)  PRO FORMA COMBINED FINANCIAL STATEMENTS

On July 6, 1999, Silicon Valley Group, Inc., a Delaware corporation, (the "Company") acquired the business of the Semiconductor Equipment Group of Watkins-Johnson Company ("SEG"), a California corporation, pursuant to the Securities Purchase Agreement dated April 30,1999 by and between the Company and Watkins-Johnson, as amended by Amendment No. 1 to the Securities Purchase Agreement dated July 2, 1999 by and between the Company and Watkins-Johnson (as so amended, the "Purchase Agreement").

Under the terms of the Purchase Agreement, the Company acquired from Watkins-Johnson all of its limited liability company interests in Semiconductor Equipment Group, LLC and the outstanding capital stock of certain foreign subsidiaries. As consideration for the acquisition, the Company paid Watkins-Johnson an initial cash payment of approximately $9.0 million to be adjusted based upon the final closing balance sheet as of July 2, 1999. Based upon the final closing balance sheet, the Company expects to receive a cash payment back from Watkins-Johnson of approximately $6.3 million.

The unaudited pro forma combined consolidated financial information gives effect of the acquisition of SEG by the Company under the purchase method of accounting. The unaudited pro forma combined consolidated balance sheet combines the Company's unaudited consolidated balance sheet and the SEG unaudited consolidated balance sheet at June 30, 1999, as if the transaction occurred on June 30, 1999.

The Company's fiscal year end is September 30, while SEG's fiscal year end is December 31. Accordingly, the unaudited pro forma combined consolidated statement of operations combine the historical results of operations of the Company for the year ended September 30, 1998 with the historical results of operations for SEG for the year ended December 31, 1998. The unaudited pro forma combined consolidated statements of operations for the nine months ended June 30, 1999 represent the historical operations of the Company and SEG. Accordingly, the historical operations of SEG for the quarter ended December 31, 1998 is included in each of the pro forma combined consolidated statements of operations. SEG's net sales and net loss for the quarter ended December 31, 1998 were $24,173,000 and $222,000 respectively.

This method of combining the companies is for the presentation of unaudited pro forma combined consolidated financial statements only. Actual statements of operations for the companies will be combined effective as of the date of the acquisition, with no retroactive restatement. The pro forma financial information is presented for illustrative purposes only and does not purport to be indicative of the operating results or financial position that would have occurred had the acquisition been effected as of the periods indicated nor is it indicative of the future operating results or financial position of the Company.

The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K/A. The unaudited pro forma combined consolidated financial statements should be read in conjunction with the historical audited and unaudited financial statements of Silicon Valley Group, Inc. and Watkins-Johnson, Inc., including the notes thereto.

             UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)


                                                                      JUNE 30, 1999
                                          --------------------------------------------------------------------
                                          SILICON VALLEY                         PRO FORMA           PRO FORMA
                                           GROUP, INC.           SEG            ADJUSTMENTS          COMBINED
ASSETS

CURRENT ASSETS:
     Cash and equivalents                   $ 113,549         $      --        $   1,739    (a),(c) $ 115,288
     Temporary investments                     38,016                --               --               38,016
     Accounts receivable, net                  97,806            45,376          (45,376)     (b)      97,806
     Refundable income taxes                    6,466                --               --                6,466
     Inventories                              203,248             7,608            6,504      (a)     217,360
     Deferred taxes                            36,848            19,925          (19,925)     (b)      36,848
     Other current assets                       8,145             1,599           (1,678)     (a)       8,066
                                            ---------         ---------        ---------            ---------

          Total current assets                504,078            74,508          (58,736)             519,850
PROPERTY AND EQUIPMENT -- NET                 180,999            34,848          (12,435)   (a),(b)   203,412
DEPOSITS AND OTHER ASSETS                       7,341                --               --                7,341
INTANGIBLE ASSETS-NET                           3,328                --               --                3,328
                                            ---------         ---------        ---------            ---------
TOTAL                                       $ 695,746         $ 109,356        $ (71,171)           $ 733,931
                                            =========         =========        =========            =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable                       $  21,045         $   5,942        $    (593)     (b)   $  26,394
     Accrued liabilities                      108,890            22,306           (9,012)     (b)     122,184
     Current portion of
           long-term debt                         715                --              585      (a)       1,300
     Income taxes payable                         479             6,241           (6,241)     (b)         479
                                            ---------         ---------        ---------            ---------
          Total current liabilities           131,129            34,489          (15,261)             150,357
LONG-TERM DEBT                                  5,278            22,772           (3,815)     (b)      24,235
DEFERRED AND OTHER LIABILITIES                  6,374                --               --                6,374
STOCKHOLDERS' EQUITY:
     Preferred Stock-15,000 shares             14,976                --               --               14,976
     Common Stock
           33,063,000 shares                  407,450                --               --              407,450
     Retained Earnings or Invested
          Equity                              133,293            52,095          (52,095)     (c)     133,293
     Other Comprehensive Income
          Loss                                 (2,754)               --               --               (2,754)
                                            ---------         ---------        ---------            ---------
     Total Stockholders' Equity               552,965            52,095          (52,095)             552,965
                                            ---------         ---------        ---------            ---------
TOTAL                                       $ 695,746         $ 109,356        $ (71,171)           $ 733,931
                                            =========         =========        =========            =========

   See Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

        UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                YEAR ENDED SEPTEMBER 30, 1998
                                                          --------------------------------------------------------------------
                                                          SILICON VALLEY                  PRO FORMA                  PRO FORMA
                                                             GROUP, INC.      SEG        ADJUSTMENTS                  COMBINED
NET SALES                                                    $ 608,625     $  96,981     $      --                   $ 705,606
COST OF SALES
    Cost of net sales                                          389,279        80,328         1,446       (d),(e)       471,053
                                                                                                           (g)
    Restructuring and related charges                           19,117        13,720            --                      32,837
                                                             ---------     ---------     ---------                   ---------
GROSS PROFIT                                                   200,229         2,933        (1,446)                    201,716

OPERATING EXPENSES:

     Research, development and related
            engineering                                         87,272        28,010          (480)        (d)         114,802
     Marketing, general and administrative                     130,615        31,329          (419)      (d),(g)       161,525

     Restructuring and related charges                          14,563        24,590        (6,000)        (f)          33,153
                                                             ---------     ---------     ---------                   ---------
OPERATING LOSS                                                 (32,221)      (80,996)        5,453                    (107,764)

INTEREST AND OTHER INCOME-NET                                    6,082         1,029            --                       7,111

INTEREST EXPENSE                                                (1,018)         (567)           --                      (1,585)
                                                             ---------     ---------     ---------                   ---------
LOSS BEFORE INCOME TAXES                                       (27,157)      (80,534)        5,453                    (102,238)

PROVISION (BENEFIT) FOR INCOME TAXES                           (13,580)      (26,056)        2,126         (h)         (37,510)
                                                             ---------     ---------     ---------                   ---------
NET LOSS                                                     $ (13,577)    $ (54,478)    $   3,327                   $ (64,728)
                                                             =========     =========     =========                   =========
NET LOSS PER SHARE -- BASIC                                  $   (0.42)                                              $   (2.00)
                                                             =========                                               =========
SHARES USED IN PER SHARE
     COMPUTATIONS -- BASIC                                      32,438                                                  32,438
                                                             =========                                               =========

NET LOSS PER SHARE -- DILUTED                                $   (0.42)                                              $   (2.00)
                                                             =========                                               =========
SHARES USED IN PER SHARE
     COMPUTATIONS -- DILUTED                                    32,438                                                  32,438
                                                             =========                                               =========

   See Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

        UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                 NINE MONTHS ENDED JUNE 30, 1999
                                            --------------------------------------------------------------------
                                            SILICON VALLEY                 PRO FORMA                   PRO FORMA
                                              GROUP, INC.       SEG       ADJUSTMENTS                  COMBINED
NET SALES                                     $ 283,877     $  96,946     $      --                   $ 380,823

COST OF SALES                                   197,817        60,389         1,823       (d),(e)       260,029
                                              ---------     ---------     ---------         (g)       ---------
GROSS PROFIT                                     86,060        36,557        (1,823)                    120,794

OPERATING EXPENSES:

     Research, development and related
            engineering                          61,668        14,919          (360)        (d)          76,227
     Marketing, general and administrative       68,286        17,678          (254)      (d),(g)        85,710
                                              ---------     ---------     ---------                   ---------
OPERATING INCOME (LOSS)                         (43,894)        3,960        (1,209)                    (41,143)
INTEREST AND OTHER INCOME-NET                     4,916           794            --                       5,710

INTEREST EXPENSE                                   (862)         (436)           --                      (1,298)
                                              ---------     ---------     ---------         (g)       ---------
INCOME (LOSS) BEFORE INCOME TAXES               (39,840)        4,318        (1,209)                    (36,731)

PROVISION (BENEFIT) FOR INCOME TAXES            (12,749)        1,382          (471)        (f)         (11,838)
                                              ---------     ---------     ---------         (g)       ---------
NET INCOME (LOSS)                             $ (27,091)    $   2,936     $    (738)                  $ (24,893)
                                              =========     =========     =========                   =========
NET INCOME (LOSS) PER SHARE -- BASIC          $   (0.82)                                              $   (0.76)
                                              =========                                               =========
SHARES USED IN PER SHARE
     COMPUTATIONS -- BASIC                       32,874                                                  32,874
                                              =========                                               =========

NET INCOME (LOSS) PER SHARE -- DILUTED        $   (0.82)                                              $   (0.76)
                                              =========                                               =========
SHARES USED IN PER SHARE
     COMPUTATIONS -- DILUTED                     32,874                                                  32,874
                                              =========                                               =========


   See Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

Note 1  --  Pro Forma Adjustments

The following adjustments were applied to the historical consolidated financial statements to arrive at the pro forma combined consolidated financial statements.

(a) On July 6, 1999 Silicon Valley Group, Inc. completed the acquisition of SEG with total consideration based upon the closing balance sheet as of July 2, 1999. The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair value as of the acquisition date. The allocation of the purchase price, assuming the acquisition occurred as of June 30, 1999, for pro forma purposes, is as follows:

           Cash paid, net                                      $ 2,700,000
           Estimated acquisition costs                           1,050,000
                                                               -----------
                                                               $ 3,750,000
                                                               ===========

           Cash assumed                                        $ 3,889,000
           Inventory                                            14,112,000
           Other current assets                                  1,521,000
           Fixed assets                                         22,413,000
           Current liabilities assumed                         (18,643,000)
           Current portion long term debt assumed                 (585,000)
           Long term debt assumed                              (18,957,000)
                                                               -----------
                                                               $ 3,750,000
                                                               ===========

     Of the $3,750,000 net cash paid, $1,600,000 had been paid prior to June 30, and has been removed from the Company's other current assets in the pro forma adjustments. The remaining $2,150,000 cash outlay occurred after June 30, and therefore has been removed from cash for pro forma presentation.

     The estimated fair value of the net assets acquired exceeded the purchase price of $3,750,000 by $5,809,000. Accordingly, the estimated fair value of the fixed assets acquired of $28,222,000 was adjusted to $22,413,000. Silicon Valley Group, Inc. expects to record additional liabilities not reflected herein for anticipated costs related to closing duplicate service and sales facilities domestically and internationally.

(b) Reflects purchase accounting adjustments for assets not purchased and liabilities not assumed by the Company. Watkins-Johnson Company retained the accounts receivable balances.

     In connection with the acquisition, the Company entered into a third party lease with Key Bank, National Association ("Key Bank") covering certain real property located in Scotts Valley, California with a net book value of $9,556,000 that was sold by Watkins-Johnson to Key Bank.

(c)  Reflects the elimination of SEG's invested equity.

(d) Reflects a net reduction in depreciation resulting from the reduction of the fair value of the fixed assets by $5,809,000, as discussed above, partially offset by the write up of fixed assets to fair value.

(e) Reflects the increase to cost of sales resulting from revaluing finished goods and work in process to estimated selling price less the sum of the
     (a) costs to complete, (b) costs of disposal, and (c) reasonable profit allowance for the selling effort of the Company.

(f) Reflects the removal of the 1998 write-down to fair value of approximately $6,000,000 related to SEG's facility in Japan. Assuming for pro forma presentation purposes that the acquisition had occurred at the beginning of the period, this facility would have already been adjusted to fair value.

(g) Reflects the net change in operating expenses resulting from removal of the depreciation on the real property located in Scotts Valley and replacement with the operating lease payments. The net effect of the changes reduces expenses $493,000 for the year ended September 30, 1998, and $71,000 for the nine months ended June 30, 1999.

(h) Reflects the adjustment to income taxes based on the pro forma results for the periods presented.